TANDYCRAFTS, INC. REPORTS FOURTH CONSECUTIVE QUARTER
                       OF SIGNIFICANTLY IMPROVED EARNINGS
                         COMPARED TO PRIOR YEAR PERIODS


Fort Worth, Texas. January 27, 1997 -- One year after announcing a major restructuring plan, TANDYCRAFTS, INC. (NYSE: TAC) announced today significantly improved results for its fiscal second quarter ended December 31, 1996. Net income for the quarter was $2,285,000, or $0.19 per share compared to a net loss of $12,379,000 or $1.04 per share for the same period of fiscal 1996. The results for the prior year quarter included restructuring charges of $12.6 million, after tax, or, $1.06 per share.

Excluding those operations divested as part of the Company's strategic restructuring program, net sales increased 4.6% when compared to the same quarter last year, with both the retail and manufacturing segments achieving similar increases. Retail sales were curtailed by the shorter Christmas selling season this year as well as inclement weather, which primarily affected Tandy Leather stores in the Northwest; however, the Company's Sav-On Office Supplies and Joshua's Christian Stores chains still achieved same store sales gains of 23.4% and 9.4%, respectively, for the quarter. The manufacturing segment, particularly the Picture Frames and Framed Art division, experienced a strong surge of orders toward the end of the quarter and finished the quarter with a significantly higher backlog of orders than in the prior year. Consolidated net sales for the quarter were $73,246,000, a 1.5% decrease compared to the $74,347,000 reported for the comparable quarter last year.

In commenting on the Company's performance, R. Earl Cox III, Chairman, stated "This quarter marks the one-year anniversary since the Company embarked on a major restructuring plan. The successful execution of that plan has led the company to four consecutive quarters with significantly improved results compared to the prior year periods. For the twelve months ended December 31, 1996, operating income, excluding restructuring charges, has more than tripled to approximately $10.8 million. The results for the quarter just ended continue to reflect that progress as operating income, excluding restructuring charges, increased 193.0% to $4,348,000. We are encouraged by the improvement in profitability during this period of transition as well as significant improvements in the Company's overall financial position and debt level. While we are pleased with the Company's progress to date, there remains much work during the remainder of fiscal 1997 to position the Company's various operating units to achieve the level of performance that we expect in the future."

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, Cargo Furniture & Accents, and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions: Picture Frames and Framed Art and Tandy Wholesale International ("TWI"). Information disclosed in this news release which are forward-looking statements involve risks with uncertainties including, but not limited to, the performance of each operating unit, relationships with certain key customers, commodity price fluctuations, interest rate fluctuations, recessionary factors, seasonality, and other risks indicated in filings with the Securities and Exchange Commission such as Tandycrafts' most recent Form 10-Q and 10-K.

                                (Table to follow)





                                    Three Months Ended               Six Months Ended
                                 --------------------------     --------------------------
                                 December 31,  December 31,     December 31,  December 31,
                                     1996          1995             1996          1995
                                 ------------  ------------     ------------  ------------


Net sales                        $     73,246  $     74,347     $    131,016  $    136,696

Operating costs and expenses:
 Cost of goods sold                    46,732        47,885           82,420        86,698
 Selling, general and
  administrative                       20,775        23,263           39,437        44,176
 Depreciation and amortization          1,391         1,715            2,763         3,240
 Restructuring charge                       -        18,818                -        18,818
                                 ------------  ------------     ------------  ------------
   Total operating costs
    and expenses                       68,898        91,681          124,620       152,932
                                 ------------  ------------     ------------  ------------

Operating income (loss)                 4,348       (17,334)           6,396       (16,236)
Interest expense, net                     833         1,117            1,655         2,202
                                 ------------  ------------     ------------  ------------

Income (loss) before
 income taxes                           3,515       (18,451)           4,741       (18,438)
Provision (benefit) for
 income taxes                           1,230        (6,072)           1,659        (6,068)
                                 ------------  ------------     ------------  ------------

   Net income (loss)             $      2,285  $    (12,379)    $      3,082  $    (12,370)
                                 ============  ============     ============  ============

Net income (loss) per share             $0.19        ($1.04)           $0.25        ($1.04)
                                        =====         =====            =====         =====

Weighted average common and
 common equivalent shares              12,346        11,935           12,272        11,852

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